PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated October 21, 2010)	Registration No. 333-170070

FNB FINANCIAL SERVICES, LP

$350,000,000

SUBORDINATED TERM NOTES AND DAILY NOTES

Pursuant to the prospectus, FNB Financial Services, LP is offering up to Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the "New Notes"), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the "Company"). Renewals of Notes issued by the Company prior to 2005 and still outstanding carry the same interest rates as their corollary New Notes.

The following annual interest rates are applicable to both New Notes and Outstanding Notes effective OCTOBER 10, 2012.

		ANNUAL INTEREST RATE	ANNUAL PERCENTAGE YIELD
Subordinated Daily Notes		0.50%	0.50%

Subordinated Special Daily Notes		0.85%	0.85%
MINIMUM BALANCE $25,000.00

Subordinated JUMBO Daily Notes		1.10%	1.10%
MINIMUM BALANCE $100,000.00

Subordinated Term Notes
3 Month		1.00%	1.00%
6 Month		1.15%	1.15%
9 Month		1.20%	1.21%
12 Month		1.30%	1.31%
15 Month		1.35%	1.36%
18 Month	SPECIAL	2.00%	2.02%
21 Month		N/A	N/A
24 Month		1.75%	1.76%
27 Month		1.85%	1.86%
30 Month		2.00%	2.02%
36 Month		2.50%	2.52%
48 Month	SPECIAL	3.00%	3.03%
60 Month		3.25%	3.29%
84 Month		3.50%	3.55%
120 Month		3.50%	3.55%

This Prospectus Supplement is dated OCTOBER 10, 2012.

October 10, 2012

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

RE:	Filing of Prospectus Supplement
Pursuant to Rule 424;
Registration No. 333-170070

Gentlemen:

Pursuant to the provisions of Rule 424(b)2 of the Rules and Regulations under the Securities Act of 1933, as amended, we enclose for filing the following copy of the Prospectus Supplement dated October 10, 2012, with respect to the above Registration Statement.

In accordance with Rule 424(c), only the Prospectus Supplement is being filed because it will be attached to a form of Prospectus that previously has been filed. The Prospectus Supplement includes a cross reference on the cover thereof to the date of the related Prospectus.

Very truly yours,

F. N. B. Corporation

/s/Vincent J. Calabrese, Jr.
Vincent J. Calabrese, Jr.
Chief Financial Officer